UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    October 5, 2007

Matritech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-12128	04-2985132
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 Nevada Street, Newton, Massachusetts	02460
(Address of principal executive offices)	(Zip Code)

(617) 928-0820

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 5, 2007, the Board of Directors of Matritech (the “Company”) approved an Amended and Restated Change of Control Agreement between the Company and Stephen D. Chubb, the Company’s Chief Executive Officer (the “Amended Change of Control Agreement”), which agreement supersedes a prior change of control agreement between Mr. Chubb and the Company.  Under the Amended Change of Control Agreement, Mr. Chubb is no longer entitled to any termination benefits in the event that Mr. Chubb’s employment is terminated following a change of control transaction.  In contrast, under his previous change of control agreement, Mr. Chubb would have been entitled to approximately $716,000, which is equal to his base salary and continued health insurance benefits for a period of twenty-four months, after adjustments under the agreement required by Section 280G of the Internal Revenue Code of 1986, as amended.  Under the Amended Change of Control Agreement, Mr. Chubb would still receive his pro-rated bonus for the portion of the fiscal year completed prior to the date of the closing of any change of control transaction.

In exchange for entering into the Amended Change of Control Agreement, Mr. Chubb also entered into an Amended Non-Disclosure and Inventions Agreement (the “Amended Non-Disclosure Agreement”) with the Company.  Under the Amended Non-Disclosure Agreement, Mr. Chubb’s non-compete period after his termination of employment was reduced from two years to one year.

On August 27, 2007, the Company, Inverness Medical Innovations, Inc. (“Inverness”) and Milano Acquisition Corp. (“Milano”), a wholly owned subsidiary of Inverness, entered into an Asset Purchase Agreement pursuant to which Milano has agreed to acquire substantially all of the Company’s assets and assume specified liabilities.  The closing of the transactions contemplated by this Asset Purchase Agreement constitutes a change of control under the Amended Change of Control Agreement.

A copy of the Amended Change of Control Agreement is attached hereto as Exhibit 10.1 and a copy of the Amended Non-Disclosure Agreement is attached hereto as Exhibit 10.2 and both are hereby incorporated by reference.  The description of each of the foregoing documents contained in this Current Report on Form 8-K is qualified in its entirety by reference to such documents.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On October 5, 2007, the Board of Directors of the Company voted to amend and restate the Company’s Amended and Restated By-Laws (the “Amended By-Laws”) to amend Section 1.8 to permit stockholders to appoint a proxy or submit voting instructions for a stockholder meeting by electronic means, including the use of telegrams, the Internet or the telephone.  The Amended By-Laws require that such proxy voting is made through means designed to authenticate the stockholder’s identity and voting instructions.

The Board of Directors of the Company also voted to further amend and restate the Amended By-Laws to amend Section 4.2 to allow for the issuance and transfer of uncertificated shares of the Company’s stock.  This amendment to the Amended By-Laws was adopted to allow the Company to participate in the

Direct Registration System which, effective January 1, 2008, will be required of all American Stock Exchange listed companies.

A copy of the Amended By-Laws is attached hereto as Exhibit 3.1 and is hereby incorporated by reference.  The description of the Amended By-Laws contained in this Current Report on Form 8-K is qualified in its entirety by reference to such document.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Change of Control Agreement, by and between the Company and Stephen D. Chubb, dated October 5, 2007

10.2	Amended Non-Disclosure and Inventions Agreement, by and between the Company and Stephen D. Chubb, dated October 5, 2007

3.1	Amended and Restated By-Laws of the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATRITECH, INC.

Date October 12, 2007	By:	/s/ Stephen D. Chubb
Name: Stephen D. Chubb
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Change of Control Agreement, by and between the Company and Stephen D. Chubb, dated October 5, 2007

10.2	Amended Non-Disclosure and Inventions Agreement, by and between the Company and Stephen D. Chubb, dated October 5, 2007

3.1	Amended and Restated By-Laws of the Company